Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Jennifer Sniderman
717-534-7556	717-534-6275

HERSHEY ANNOUNCES FOURTH-QUARTER AND
FULL-YEAR 2017 RESULTS; PROVIDES 2018 OUTLOOK

•	Fourth-quarter net sales declined 1.6%; full-year net sales increased 1.0%, including the impact of acquisitions and foreign currency exchange rates

•	Fourth-quarter and full-year foreign currency exchange rates a benefit of 0.4 points and 0.2 points, respectively

•	Acquisitions a 0.3 point contribution to full-year sales growth

•	Fourth-quarter earnings per share-diluted of $0.85 as reported and $1.03 adjusted

•	Full-year 2017 earnings per share-diluted of $3.66 as reported and $4.76 adjusted

•	Outlook for 2018 provided:

•	Full-year reported net sales expected to increase 5% to 7%:

•	Organic net sales expected to increase in the range of slightly up to around 2% versus last year

•	Acquisition of Amplify anticipated to be about a 5 point benefit

•	Impact of foreign currency exchange rates estimated to be negligible

•	Reported earnings per share-diluted expected to be in the $4.71 to $4.96 range

•	Adjusted earnings per share-diluted expected to increase 12% to 14%, including Amplify accretion, and the benefit of U.S. tax reform and be in the $5.33 to $5.43 range

HERSHEY, Pa., February 1, 2018 - The Hershey Company (NYSE: HSY) today announced sales and earnings for the fourth quarter ended December 31, 2017. Consolidated net sales were $1,939.6 million compared with $1,970.2 million for the fourth quarter of 2016. Reported net income for the fourth quarter of 2017 was $181.1 million or $0.85 per share-diluted, compared with $116.9 million or $0.55 per share-diluted for the comparable period of 2016.
“In 2017, we continued to strengthen our core chocolate brands, positioned our snacks business for on-going success and increased adjusted operating profit margin,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “We continue to drive strong growth in our core chocolate brands as Reese’s, Hershey’s, Kit Kat ® and Kisses combined retail takeaway was solid, up 2% in the fourth quarter and 5% for the full year. I am very excited about the acquisition of Amplify as we now have a meaningful presence, with the addition of the SkinnyPop brand, in the fast-growing warehouse salty snack aisle. We intend to bring scale and category management capabilities to this key sub-segment allowing us to capture more consumer snacking occasions with a broader portfolio of brands. In addition, our 2017 confectionery and warehouse-based snacks innovation, including Hershey’s Cookie Layer Crunch Bar and Hershey’s and Reese’s Popped Snack Mix and Dipped Pretzels, continue to perform well in the marketplace.”
As described in the Note below, for the fourth quarter of 2017, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items impacting comparability of $2.1 million, or $0.18 per share-diluted. Reported gross margin of 43.0% represented an increase of 530 basis points versus the fourth quarter of 2016, while reported operating profit of $328.3 million in the fourth quarter of 2017 resulted in operating margin of 16.9%. The effective tax rate in the fourth quarter of 2017 was 30.3%, including the impact of U.S. tax reform. For the fourth quarter of 2016, items impacting comparability totaled $148.9 million, or $0.62 per share-diluted. As described in the Note, adjusted net income, which excludes these items, was $218.1 million, or $1.03 per share-diluted, for the fourth quarter of 2017, compared with $249.7 million, or $1.17 per share-diluted, for the same period of 2016.
The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Derivative Mark-to-Market (Gains) Losses	$(7.8)	$132.4	$(0.03)	$0.57
Business Realignment Activities	(0.4)	3.0	0.01	0.01
Acquisition Integration Costs	—	2.8	—	0.01
Non-Service Related Pension Expense	4.9	6.5	0.01	0.02
Long-Lived Asset Impairment Charges[1]	—	4.2	0.03	0.01
Impact of U.S. Tax Reform[2]	—	—	0.15	—
Noncontrolling Interest Share of Business Realignment and Impairment Charges	1.2	—	0.01	—
Total	$(2.1)	$148.9	$0.18	$0.62
1There were no pre-tax impairment charges associated with long-lived assets during the three months ended December 31, 2017. However, the long-lived asset impairment charge in the first quarter of 2017 was not treated as a discrete tax item. Therefore, the tax impact was included in the estimated annual effective tax rate resulting in earnings per share-diluted impact for each of the quarters throughout 2017.
2We recorded a net charge of $32.5 million during the fourth quarter of 2017, which includes the estimated impact of the one-time mandatory tax on previously deferred earnings of non-U.S. subsidiaries offset in part by the benefit from revaluation of net deferred tax liabilities based on the new lower corporate income tax rate.
For the full year ended December 31, 2017, consolidated net sales were $7,515.4 million compared with $7,440.2 million for the same period of 2016, an increase of 1.0%. Reported net income for 2017 was $783.0 million or $3.66 per share-diluted, compared with $720.0 million or $3.34 per share-diluted for the comparable period of 2016. For the full year ended December 31, 2017, reported gross margin of 45.8% represented an increase of 340 basis points versus the comparable period of 2016. For the full year ended December 31, 2017, the effective tax rate was 31.9%, including the impact of U.S. tax reform. These results, prepared in accordance with GAAP, included items impacting comparability of $251.3 million and $282.0 million, or $1.10 and $1.07 per share-diluted, for 2017 and 2016, respectively. Adjusted net income, which excludes these items, was $1,016.9 million, or $4.76 per share-diluted, for the full year ended December 31, 2017, compared with $948.5 million, or $4.41 per share-diluted, for the same period of 2016, an increase of 7.9% in adjusted earnings per share-diluted.
The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Twelve Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Derivative Mark-to-Market (Gains) Losses	$(35.3)	$163.2	$(0.14)	$0.66
Business Realignment Activities	69.4	107.6	0.25	0.42
Acquisition Integration Costs	0.3	6.5	—	0.02
Non-Service Related Pension Expense	35.0	27.2	0.09	0.08
Long-Lived Asset Impairment Charges	208.7	4.2	0.87	0.01
Impact of U.S. Tax Reform[3]	—	—	0.15	—
Noncontrolling Interest Share of Business Realignment and Impairment Charges	(26.8)	—	(0.12)	—
Settlement of Shanghai Golden Monkey (SGM) Liability	—	(26.7)	—	(0.12)
Total	$251.3	$282.0	$1.10	$1.07
3We recorded a net charge of $32.5 million during the fourth quarter of 2017, which includes the estimated impact of the one-time mandatory tax on previously deferred earnings of non-U.S. subsidiaries offset in part by the benefit from revaluation of net deferred tax liabilities based on the new lower corporate income tax rate.
In 2018, the company expects reported earnings per share-diluted of $4.71 to $4.96, including items impacting comparability of approximately $0.47 to $0.62 per share-diluted. This projection, prepared in accordance with GAAP, assumes business realignment costs of $0.30 to $0.40 per share-diluted, including Margin for Growth Program costs of $0.27 to $0.37 per share-diluted, and acquisition integration costs of $0.17 to $0.22 per share-diluted.

Fourth-Quarter Performance
Consolidated net sales were $1,939.6 million in the fourth quarter of 2017 versus $1,970.2 million in the year-ago period, slightly below the company’s estimate. As previously discussed, the expected decline in net sales was partially due to the timing of shipments last quarter and the launch of Hershey’s Cookie Layer Crunch Bar in the year-ago period. Net price realization was 0.3 point contribution to sales growth and volume was off 2.3 points. Foreign currency translation was a 0.4 point benefit.
Adjusted gross margin was 42.7% in the fourth quarter of 2017, compared to 44.5% in the fourth quarter of 2016. As a result, 2017 full-year adjusted gross margin was about the same as last year, less than our forecast of a 25 basis point increase. Supply chain productivity and cost savings initiatives, as well as slightly lower input costs, were more than offset by unfavorable sales mix, higher freight and distribution costs and other supply chain expenses.
Advertising and related consumer marketing expense declined 3.3% versus the fourth quarter of 2016 and was in line with our estimate. As expected, North America advertising and related consumer marketing increased in both the fourth-quarter and year-to-date periods. International and Other segment advertising and related consumer marketing declined, as planned, resulting in total company spend that was about the same as last year. Selling, marketing and administrative (SM&A) expenses, excluding advertising and related consumer marketing, increased about 3% in the fourth quarter due to higher corporate expenses. Corporate costs were greater than our estimate and the year-ago period driven by greater than expected expenses related to merger and acquisition (M&A) due diligence initiatives and the multi-year implementation of our enterprise resource planning (ERP) system. As a result, consolidated adjusted operating profit of $325.1 million in the fourth quarter of 2017 declined 14.1% versus the fourth quarter of 2016.
As anticipated, the fourth-quarter adjusted tax rate of 15.5% declined versus the prior year period due to the planned increase in investment tax credits versus the fourth quarter of 2016, favorable foreign rate differential, as well as the adoption of Accounting Standards update 2016-09 for the accounting of employee share-based payments. The full-year adjusted tax rate of 26.7% was in line with the outlook the company provided last quarter.

Outlook
“We will continue to invest in our core brands and build on our capabilities and strategies to drive growth as we work towards our vision of being an innovative snacking powerhouse,” Buck continued. “We believe these initiatives will benefit the company over the long term and enable us to achieve our goals. We have a good balance of variety, news and innovation in 2018, including the launches of Hershey’s Gold Bar, Hershey’s Cookie Layer Crunch Triple Chocolate Bar and Reese's Outrageous Bar. We are excited about our innovation on these core chocolate brands and platforms, as well as new advertising campaigns and in-store merchandising that should drive consumer engagement and growth across our portfolio.”
In 2018, the company estimates net sales to increase 5% to 7%. Organic net sales are expected to increase in the range of slightly up to around 2% versus last year. This is lower than our long-term target primarily due to a shorter Easter season versus 2017 and the previously mentioned SKU optimization initiative. Additionally, the acquisition of Amplify will be about a 5 point benefit and foreign currency exchange is expected to be negligible.
In 2018, we estimate adjusted gross margin will be about the same as last year. Productivity and cost savings initiatives, as well as lower input costs, are expected to be offset by the previously mentioned new packaging initiatives and unfavorable sales mix. Investments in marketing, technology and IT capabilities, including the multi-year ERP project, are initiatives the company believes will be enablers of profitable growth. Margin for Growth Program savings in 2018 are estimated to be $55 million to $65 million.
The recently passed U.S. Tax Cuts and Jobs Act of 2017 will have a favorable impact on our net income, earnings per share-diluted and cash flow. Like most companies, we continue to evaluate the details within this legislation but it will reduce our 2018 effective tax rate versus last year. Our preliminary estimate indicates Hershey’s 2018 effective tax rate should be around 20% to 22%. The company is evaluating the cash benefit of tax reform and believes that it will complement its existing cash usage priorities such as business investment, including both brand building and capital expenditures that result in growth, dividends, share buybacks and debt reduction. The anticipated impacts of the lower tax rate and brand building reinvestment are included in the 2018 outlook. As a result, the company estimates the 2018 full year increase in adjusted earnings per share-diluted to be in the $5.33 to $5.43 range, or an increase of 12% to 14%.

Business Segment Results
The following are comments about segment performance for the fourth quarter of 2017 versus the year-ago period. See the attached schedule of supplementary information for additional information on segment net sales and profit.

North America (U.S. and Canada)
Hershey’s North America net sales were $1,674.6 million in the fourth quarter of 2017, a decline of 0.9% versus the same period last year, including a 0.4 point benefit from foreign currency translation. Net price realization was a 0.3 point contribution to sales growth and volume was off 1.6 points.
Total Hershey U.S. retail takeaway4 for the 12 and 52 weeks ended December 31, 2017 increased 0.4% and 1.2%, respectively, in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores). Hershey’s U.S. candy, mint, and gum (CMG) retail takeaway for the 12 and 52 weeks ended December 31, 2017, in the MULO + C-Stores channels increased 0.5% and 1.6%, respectively, with CMG market share off 0.3 points in the fourth quarter and about the same versus full-year 2016.
Advertising and related consumer marketing expense increased 3.1% in the fourth quarter of 2017 versus the year-ago period. The lower sales and aforementioned increase in supply chain costs pressured segment income. As expected, North America segment income declined 8.5% to $477.5 million in the fourth quarter of 2017, compared to $521.9 million in the fourth quarter of 2016.
4Includes candy, mint, gum, salty snacks, snack bars, meat snacks and grocery items.

International and Other
Fourth-quarter net sales for Hershey’s International and Other segment declined 5.4% to $265.0 million. Volume was off 6.6 points and favorable foreign currency exchange rates were a 1.2 point benefit. Combined constant currency net sales growth in Mexico, Brazil and India was about 11%. As expected, China net sales declined about 30%, driven by volume declines related to SKU optimization and our focus on pack types that meet marketplace velocity thresholds. International and Other segment loss of $15.0 million compares to a segment loss of $16.7 million in the fourth quarter of 2016. As expected, International and Other segment income for 2017 of $11.5 million, improved $40.7 million versus 2016, driven primarily by cost savings initiatives in China related to the Margin for Growth Program discussed in previous quarters.

Unallocated Corporate Expense
Hershey's unallocated corporate expense in the fourth quarter of 2017 was $137.4 million, an increase of $10.6 million versus the same period of 2016. The increase was driven by M&A due diligence costs and the multi-year implementation of our enterprise resource planning (ERP) system.

Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on fourth-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment activities, long-lived asset impairment charges, acquisition integration costs, settlement of the SGM liability, non-service related pension expense (NSRPE), gains and losses associated with mark-to-market commodity derivatives and the one-time impact of U.S. tax reform. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
In thousands except per share data	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Reported gross profit	$834,527	$742,269	$3,444,519	$3,157,891
Derivative mark-to-market (gains) losses	(7,806)	132,387	(35,292)	163,238
Business realignment activities	(1,328)	158	5,147	58,106
NSRPE	2,781	2,821	11,125	11,953
Non-GAAP gross profit	$828,174	$877,635	$3,425,499	$3,391,188

Reported operating profit	$328,349	$229,488	$1,274,641	$1,205,783
Derivative mark-to-market (gains) losses	(7,806)	132,387	(35,292)	163,238
Business realignment activities	(340)	3,084	69,359	107,571
Acquisition integration costs	—	2,753	311	6,480
NSRPE	4,905	6,491	35,028	27,157
Long-lived asset impairment charges	—	4,204	208,712	4,204
Non-GAAP operating profit	$325,108	$378,407	$1,552,759	$1,514,433

Reported provision for income taxes	$78,840	$81,766	$354,131	$379,437
Derivative mark-to-market (gains) losses*	(2,020)	8,806	(4,746)	20,500
Business realignment activities*	(409)	2,729	17,903	19,138
Acquisition integration costs*	—	1,043	118	2,456
NSRPE*	1,818	2,383	13,258	10,283
Long-lived asset impairment charges**	(5,972)	1,157	23,292	1,157
Impact of U.S. tax reform	(32,467)	—	(32,467)	—
Non-GAAP provision for income taxes	$39,790	$97,884	$371,489	$432,971

Reported net income	$181,133	$116,853	$782,981	$720,044
Derivative mark-to-market (gains) losses	(5,786)	123,581	(30,546)	142,738
Business realignment activities	69	360	51,456	88,433
Acquisition integration costs	—	1,710	193	4,024
NSRPE	3,087	4,108	21,770	16,874
Long-lived asset impairment charges	5,972	3,047	185,420	3,047
Impact of U.S. tax reform	32,467	—	32,467	—
Noncontrolling interest share of business realignment and impairment charges	1,172	—	(26,795)	—
Settlement of SGM liability	—	—	—	(26,650)
Non-GAAP net income	$218,114	$249,659	$1,016,946	$948,510

Reported EPS - Diluted	$0.85	$0.55	$3.66	$3.34
Derivative mark-to-market (gains) losses	(0.03)	0.57	(0.14)	0.66
Business realignment activities	0.01	0.01	0.25	0.42
Acquisition integration costs	—	0.01	—	0.02
NSRPE	0.01	0.02	0.09	0.08
Long-lived asset impairment charges	0.03	0.01	0.87	0.01
Impact of U.S. tax reform	0.15	—	0.15	—
Noncontrolling interest share of business realignment and impairment charges	0.01	—	(0.12)	—
Settlement of SGM liability	—	—	—	(0.12)
Non-GAAP EPS - Diluted	$1.03	$1.17	$4.76	$4.41

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate.
** There were no pre-tax impairment charges associated with long-lived assets during the three months ended December 31, 2017. However, the long-lived asset impairment charge in the first quarter of 2017 was not treated as a discrete tax item. Therefore, the tax impact was included in the estimated annual effective tax rate resulting in an EPS-diluted impact for each of the quarters throughout 2017.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
As reported gross margin	43.0%	37.7%	45.8%	42.4%
Non-GAAP gross margin (1)	42.7%	44.5%	45.6%	45.6%

As reported operating profit margin	16.9%	11.6%	17.0%	16.2%
Non-GAAP operating profit margin (2)	16.8%	19.2%	20.7%	20.4%

As reported effective tax rate	30.3%	41.2%	31.9%	34.5%
Non-GAAP effective tax rate (3)	15.5%	28.2%	26.7%	31.3%

(1)	Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.

(2)	Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.

(3)
Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported and constant currency growth rates is provided below:

	Three Months Ended December 31, 2017
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
North America segment
Canada	1.5%	4.7%	(3.2)%
Total North America segment	(0.9)%	0.4%	(1.3)%

International and Other segment
Mexico	10.4%	4.5%	5.9%
Brazil	18.1%	1.1%	17.0%
India	30.8%	3.9%	26.9%
Greater China	(28.2)%	1.3%	(29.5)%
Total International and Other segment	(5.4)%	1.2%	(6.6)%

Total Company	(1.6)%	0.4%	(2.0)%
We also present the percentage change in projected 2017 net sales on a constant currency basis.  To determine this, projected 2017 net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's average monthly exchange rates in effect during the corresponding period of the prior fiscal year, and are compared to the 2016 results translated into U.S. dollars using the same 2016 average monthly exchange rates.
Below is a reconciliation of projected 2018 and full-year 2017 and 2016 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2018 (Projected)	2017	2016
Reported EPS – Diluted	$4.71 - $4.96	$3.66	$3.34
Derivative mark-to-market (gains) losses	—	(0.14)	0.66
Business realignment costs	0.30 - 0.40	0.25	0.42
Acquisition integration costs	0.17 - 0.22	—	0.02
Non-service related pension expense	—	0.09	0.08
Settlement of SGM liability	—	—	(0.12)
Long-lived asset impairment charges	—	0.87	0.01
Impact of U.S. tax reform	—	0.15	—
Noncontrolling interest share of business realignment and impairment charges	—	(0.12)	—
Adjusted EPS – Diluted	$5.33 - $5.43	$4.76	$4.41
Our 2018 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expenses in our segment results until the related inventory is sold, since we are not able to forecast the impact of the market changes.
Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:
Mark-to-Market (Gains) Losses on Commodity Derivatives: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability.  During the first quarter of 2017, we commenced the Margin for Growth Program to drive continued net sales, operating income and earnings per share-diluted growth over the next several years.  This program is focused on improving global efficiency and effectiveness, optimizing the company’s supply chain, streamlining the company’s operating model and reducing administrative expenses to generate long-term savings.   For the three- and twelve-month periods of 2017, business realignment charges related primarily to severance expenses, other third-party advisory costs and non-cash accelerated depreciation expense related to this program, in addition to severance expenses incurred under a voluntary separation plan included within the Operational Optimization Program, a program commenced in 2016 to optimize our production and supply chain network, including the integration of the China sales force and consolidation of production within certain facilities in China and North America.  During the three- and twelve-month periods of 2016, we incurred costs relating primarily to non-cash accelerated depreciation expense, severance expense, and other third-party advisory costs relating to this program, in addition to pension settlement charges driven by individuals who departed under the 2015 productivity initiative receiving lump-sum pension distributions.

Acquisition Integration Costs: Costs incurred during the three- and twelve-month periods of 2017 and 2016 related to the integration of the 2016 acquisition of Ripple Brand Collective, LLC as we incorporate this business into our operating practices and information systems.

Non-Service Related Pension Expense: Non-service related pension expense (NSRPE) includes interest costs, the expected return on pension plan assets, the amortization of actuarial gains and losses, and certain curtailment and settlement losses or credits. The NSRPE can fluctuate from year-to-year as a result of changes in market interest rates and market returns on pension plan assets. We believe that the service cost component of our total pension benefit costs closely reflects the operating costs of our business and provides for a better comparison of our operating results from year-to-year.  Therefore, we exclude the NSRPE from our internal performance measures. Our most significant defined benefit pension plans have been closed to new participants for a number of years, resulting in ongoing service costs that are stable and predictable.

Long-Lived Asset Impairment Charges: In 2017, in conjunction with the Margin for Growth Program, we wrote-down certain intangible assets and property, plant and equipment. In 2016, we recorded a non-cash trademark impairment charge primarily resulting from plans to discontinue a brand sold in India.

Impact of U.S. Tax Reform: In connection with the enactment of The U.S. Tax Cuts and Jobs Act (U.S. tax reform) in December 2017, we recorded a net charge of $32.5 million during the fourth quarter of 2017, which includes the estimated impact of the one-time mandatory tax on previously deferred earnings of non-U.S. subsidiaries offset in part by the benefit from revaluation of net deferred tax liabilities based on the new lower corporate income tax rate.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to a joint venture in which we own a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the loss attributed to the noncontrolling interest.

Settlement of SGM Liability: In the fourth quarter of 2015, we reached an agreement with the SGM selling shareholders to reduce the originally-agreed purchase price for the remaining 20% of SGM, and we completed the purchase on February 3, 2016. In the first quarter of 2016, we recorded a $26.7 million gain relating to the settlement of the SGM liability, representing the net carrying amount of the recorded liability in excess of the cash paid to settle the obligation for the remaining 20% of the outstanding shares.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended July 2, 2017. All information in this press release is as of February 1, 2018. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended December 31, 2017 and December 31, 2016
(unaudited) (in thousands except per share amounts)

			Fourth Quarter		Twelve Months
			2017	2016	2017	2016

Net sales			$1,939,636	$1,970,244	$7,515,426	$7,440,181
Cost of sales			1,105,109	1,227,975	4,070,907	4,282,290
Gross profit			834,527	742,269	3,444,519	3,157,891

Selling, marketing and administrative expense			508,433	506,619	1,913,403	1,915,378
Long-lived asset impairment charges			—	4,204	208,712	4,204
Business realignment costs			(2,255)	1,958	47,763	32,526

Operating profit			328,349	229,488	1,274,641	1,205,783
Interest expense, net			25,826	23,413	98,282	90,143
Other (income) expense, net			42,134	7,456	65,691	16,159

Income before income taxes			260,389	198,619	1,110,668	1,099,481
Provision for income taxes			78,840	81,766	354,131	379,437

Net income including noncontrolling interest			181,549	116,853	756,537	720,044

Less: Net income (loss) attributable to noncontrolling interest			416	—	(26,444)	—
Net income attributable to The Hershey Company			$181,133	$116,853	$782,981	$720,044

Net income per share	- Basic	- Common	$0.88	$0.56	$3.79	$3.45
	- Diluted	- Common	$0.85	$0.55	$3.66	$3.34
	- Basic	- Class B	$0.80	$0.51	$3.44	$3.15

Shares outstanding	- Basic	- Common	150,487	152,235	151,625	153,519
	- Diluted	- Common	212,596	213,934	213,742	215,304
	- Basic	- Class B	60,620	60,620	60,620	60,620

Key margins:
Gross margin			43.0%	37.7%	45.8%	42.4%
Operating profit margin			16.9%	11.6%	17.0%	16.2%
Net margin			9.3%	5.9%	10.4%	9.7%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended December 31, 2017 and December 31, 2016
(unaudited) (in thousands of dollars)

	Fourth Quarter			Twelve Months
	2017	2016	% Change	2017	2016	% Change
Net sales:
North America	$1,674,636	$1,690,148	(0.9)%	$6,621,173	$6,532,988	1.3%
International and Other	265,000	280,096	(5.4)%	894,253	907,193	(1.4)%
Total	$1,939,636	$1,970,244	(1.6)%	$7,515,426	$7,440,181	1.0%

Segment income (loss):
North America	$477,452	$521,936	(8.5)%	$2,045,550	$2,040,995	0.2%
International and Other	(14,959)	(16,728)	(10.6)%	11,532	(29,139)	NM
Total segment income	462,493	505,208	(8.5)%	2,057,082	2,011,856	2.2%
Unallocated corporate expense (1)	137,385	126,801	8.3%	504,323	497,423	1.4%
Mark-to-market adjustment for commodity derivatives (2)	(7,806)	132,387	NM	(35,292)	163,238	NM
Long-lived asset impairment charges	—	4,204	NM	208,712	4,204	NM
Costs associated with business realignment initiatives	(340)	3,084	NM	69,359	107,571	(35.5)%
Non-service related pension expense	4,905	6,491	(24.4)%	35,028	27,157	29.0%
Acquisition integration costs	—	2,753	NM	311	6,480	(95.2)%
Operating profit	328,349	229,488	43.1%	1,274,641	1,205,783	5.7%
Interest expense, net	25,826	23,413	10.3%	98,282	90,143	9.0%
Other (income) expense, net	42,134	7,456	465.1%	65,691	16,159	306.5%
Income before income taxes	$260,389	$198,619	31.1%	$1,110,668	$1,099,481	1.0%

 (1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative (gains) losses.
NM - not meaningful

	Fourth Quarter		Twelve Months
	2017	2016	2017	2016
Segment income as a percent of net sales:
North America	28.5%	30.9%	30.9%	31.2%
International and Other	(5.6)%	(6.0)%	1.3%	(3.2)%

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2017 and December 31, 2016
(in thousands of dollars)

Assets	2017	2016
	(unaudited)
Cash and cash equivalents	$380,179	$296,967
Accounts receivable - trade, net	588,262	581,381
Inventories	752,836	745,678
Prepaid expenses and other	280,633	192,752

Total current assets	2,001,910	1,816,778

Property, plant and equipment, net	2,106,697	2,177,248
Goodwill	821,061	812,344
Other intangibles	369,156	492,737
Other assets	251,879	168,365
Deferred income taxes	3,023	56,861

Total assets	$5,553,726	$5,524,333

Liabilities and Stockholders' Equity

Accounts payable	$523,229	$522,536
Accrued liabilities	676,134	750,986
Accrued income taxes	17,723	3,207
Short-term debt	559,359	632,471
Current portion of long-term debt	300,098	243

Total current liabilities	2,076,543	1,909,443

Long-term debt	2,061,023	2,347,455
Other long-term liabilities	438,939	400,161
Deferred income taxes	45,656	39,587

Total liabilities	4,622,161	4,696,646

Total stockholders' equity	931,565	827,687

Total liabilities and stockholders' equity	$5,553,726	$5,524,333